                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      LAWSON PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
   [LOGO]

LAWSON PRODUCTS, INC.
1666 EAST TOUHY AVENUE
DES PLAINES, ILLINOIS 60018

--------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 28, 1997

------------------------

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc., which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Wednesday, May 28, 1997, at 10:00 A.M. (Local Time) for the following purposes:

(1)  To elect three directors to serve three years;

(2) To consider and vote upon a proposal to amend the Company's Incentive Stock Plan to extend the term during which benefits may be granted under the plan;

(3) To consider and vote upon a stockholder proposal concerning the sale or merger of the Company; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 14, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this notice is a form of proxy, a Proxy Statement and a copy of the Company's 1996 Annual Report.

EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. IF YOU EXECUTE A PROXY, YOU STILL MAY ATTEND THE MEETING AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          Robert J. Washlow
                                          SECRETARY

Des Plaines, Illinois
April 25, 1997

   [LOGO]

LAWSON PRODUCTS, INC.
1666 EAST TOUHY AVENUE
DES PLAINES, ILLINOIS 60018

--------------------------

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 28, 1997

------------------------

This Proxy Statement is being sent to stockholders on or about April 25, 1997, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only stockholders of record at the close of business on April 14, 1997, are entitled to notice of and to vote at the meeting. The Company has retained Morrow & Co., Inc., a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $5,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time, the shares represented thereby will be voted, but the proxy may be revoked at any time prior to its exercise by execution of a later dated proxy or by voting in person at the annual meeting.

As of April 14, 1997, the Company had outstanding 11,130,464 shares of Common Stock and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

It is intended that the named proxies will vote in favor of the election as directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees, for approval of the Amended Incentive Stock Plan, and against the stockholder proposal concerning the sale or merger of the Company. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will have no effect on any proposal at this annual meeting for which a vote is not indicated on the proxies.

ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares he owns, and he may cast his votes for one nominee or distribute them in any manner he chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board is currently set at eight members. The Board is divided into three classes, with one class being elected each year for a three-year term. At the meeting, three directors are to be elected to serve until 2000.

The following information has been furnished by the respective nominees and continuing directors:

                                                                                                       YEAR FIRST
                                                                                                        ELECTED
NAME                                     AGE                   PRINCIPAL OCCUPATION                     DIRECTOR
---------------------------------------  ---  -------------------------------------------------------  ----------

NOMINEES TO BE ELECTED TO SERVE UNTIL 2000
James T. Brophy........................  69   Private Investor                                              1971
Hugh Allen.............................  61   Senior Executive Vice President -- Sales - Marketing          1995
Jerome Shaffer.........................  69   Vice President and Treasurer of the Company                   1989

DIRECTORS WHOSE TERMS EXPIRE IN 1999
Ronald B. Port, M.D....................  56   Physician                                                     1984
Robert G. Rettig.......................  67   Consultant                                                    1989
Peter G. Smith.........................  58   President and Chief Operating Officer of the Company          1985

DIRECTORS WHOSE TERMS EXPIRE IN 1998
Bernard Kalish.........................  59   Chairman of the Board and Chief Executive Officer of          1983
                                                the Company
Sidney L. Port.........................  86   Chairman of the Executive Committee of the Company            1953

------------------------

- The Executive Committee, the members of which are Sidney L. Port, Bernard Kalish and Peter G. Smith, has all of the authority of the Board of Directors between Board meetings, except to declare a dividend, authorize the issuance of stock, amend the By-Laws or take action relating to certain corporate changes.

- The Audit Committee, the members of which are James T. Brophy, Robert G. Rettig, and Ronald B. Port, M.D., reviews the scope and results of the audit by the Company's independent auditors and reviews the Company's procedures for monitoring internal accounting controls.

-  The Compensation Committee, the members of which are James T. Brophy, Robert
   G. Rettig and Ronald B. Port, M.D., makes all determinations with respect to the compensation of the Chairman of the Board and establishes general compensation policies with respect to all other executive officers of the Company.

- The Nominating Committee, the members of which are James T. Brophy, Robert G. Rettig and Ronald B. Port, M.D., reviews and recommends potential directors to the Board of Directors.

- Because of his substantial stockholdings, Sidney L. Port may be deemed to be a control person of the Company. See "Securities Beneficially Owned by Principal Stockholders and Management."

-  Ronald B. Port, M.D. is the son of Sidney L. Port.

- Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years.

In 1996, the Board of Directors held four meetings, the Compensation Committee held two meetings, the Audit Committee held one meeting and the Nominating Committee did not meet. During 1996, each director attended at least 75% of the aggregate of the number of meetings of the Board and the respective committees on which he served. The Executive Committee did not meet, as matters typically dealt with by this Committee were considered by the full Board of Directors. Directors who are not employees of the Company receive directors' fees of $12,000 annually. In 1996, each outside director was paid an additional $10,000.

SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

Set forth below, as of March 1, 1997 (unless otherwise indicated), are the beneficial holdings of: each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, the executive officers listed on the Summary Compensation Table below, and all executive officers and directors as a group.

                                                                         SOLE        SHARED         PERCENT
                                                                       VOTING OR    VOTING OR     OF CLASS AT
                                                                      DISPOSITIVE  DISPOSITIVE     MARCH 1,
NAME                                                                  POWER(1)(2)     POWER          1997
--------------------------------------------------------------------  -----------  -----------  ---------------

Sidney L. Port......................................................    3,463,832     -0-             31.0%
  1040 Lake Shore Drive
  Chicago, Illinois
Bettie (Mrs. Sidney L.) Port........................................    1,421,802     -0-             12.7%
  1040 Lake Shore Drive
  Chicago, Illinois
Hugh Allen..........................................................        4,750     -0-                *
James T. Brophy.....................................................        1,150     -0-                *
Bernard Kalish......................................................       12,500     -0-                *
Ronald B. Port, M.D.................................................       15,915     -0-                *
Robert G. Rettig....................................................          500     -0-                *
Jerome Shaffer......................................................       20,033       2,530            *
Peter G. Smith......................................................        9,200      10,511            *
All executive officers and directors as a group
  (11 persons)......................................................    3,540,749      13,041         31.8%

------------------------

*   Less than 1%.

(1) Does not include certain shares held by wives in the case of Mr. Brophy (725 shares), Mr. Kalish (11,930 shares), Dr. Port (15,915 shares), Mr. Shaffer (2,450 shares), Mr. Smith (1,700 shares) and all executive officers and directors as a group (32,720 shares).

(2) Stockholdings shown include shares issuable upon the exercise of stock options exercisable within 60 days by Mr. Allen (2,500 shares), Mr. Kalish (10,000 shares), Mr. Shaffer (5,000 shares), Mr. Smith (7,500 shares) and all executive officers and directors as a group (30,750 shares).

REMUNERATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who were, at December 31, 1996 (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                        ANNUAL       ------------
                                                     COMPENSATION     SECURITIES
                                                    ---------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR   SALARY   BONUS   OPTIONS(1)    COMPENSATION(2)
-----------------------------------------------------------------------------------------------------
Bernard Kalish                                1996  $343,747  $-0-        15,000   $        13,500
 CHAIRMAN OF THE BOARD AND                    1995   325,950   -0-       -0-                15,000
 CHIEF EXECUTIVE OFFICER                      1994   309,141   -0-       -0-                14,250
-----------------------------------------------------------------------------------------------------
Sidney L. Port                                1996   301,952   -0-       -0-                13,500
  CHAIRMAN OF THE EXECUTIVE                   1995   288,187   -0-       -0-                15,000
  COMMITTEE                                   1994   273,215   -0-       -0-                14,250
-----------------------------------------------------------------------------------------------------
Peter G. Smith                                1996   290,109   -0-        10,000            13,500
  PRESIDENT AND CHIEF                         1995   274,119   -0-       -0-                15,000
  OPERATING OFFICER                           1994   259,864   -0-       -0-                14,250
-----------------------------------------------------------------------------------------------------
Hugh Allen (3)                                1996   212,445   -0-         5,000            13,500
  EXECUTIVE VICE-PRESIDENT --                 1995   202,891   -0-       -0-                15,000
  SALES -- MARKETING                          1994   192,321   -0-       -0-                14,250
-----------------------------------------------------------------------------------------------------
Jerome Shaffer                                1996   205,967   -0-         6,000            13,500
  VICE PRESIDENT AND                          1995   197,232   -0-       -0-                15,000
  TREASURER                                   1994   186,956   -0-       -0-                14,250
-----------------------------------------------------------------------------------------------------

(1) The Company has not issued stock appreciation rights or restricted stock awards to the Named Officers and does not have any "long-term incentive plans" as that term is defined in the applicable rules. The Company issued options to the named officers as shown above. See "Options Granted During 1996".

(2) These amounts represent the Company's contribution as accrued to the Company's Profit Sharing Plan.

(3) On March 17, 1997, Mr. Allen was elected Senior Executive Vice-President -- Sales -- Marketing.

The following table presents the number of stock options granted to the Named Executive Officers during fiscal 1996.

                          OPTIONS GRANTED DURING 1996

INDIVIDUAL GRANTS                                                                               POTENTIAL REALIZABLE
--------------------------------------------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                       NUMBER OF     PERCENT OF                                 RATES OF STOCK PRICE
                                      SECURITIES    TOTAL OPTIONS                             APPRECIATION FOR OPTION
                                      UNDERLYING     GRANTED TO     EXERCISE OR                         TERM
                                        OPTIONS     EMPLOYEES IN    BASE PRICE   EXPIRATION   ------------------------
NAME                                  GRANTED(#)     FISCAL YEAR      ($/SH)        DATE        5% ($)       10% ($)
------------------------------------  -----------  ---------------  -----------  -----------  -----------  -----------
Bernard Kalish......................      15,000           8.8%      $   22.50      5/14/06   $   549,750  $   875,400
Sidney L. Port......................       0              0             --           --           --           --
Peter G. Smith......................      10,000           5.9%      $   22.50      5/14/06       366,500      583,600
Hugh Allen..........................       5,000           2.9%      $   22.50      5/14/06       183,250      291,800
Jerome Shaffer......................       6,000           3.5%      $   22.50      5/14/06       219,900      350,160

The following table summarizes option exercises during the fiscal year by the Named Officers and the value of the options held by such persons at the end of such fiscal year.

                     AGGREGATE OF OPTIONS EXERCISED IN 1996
                    AND OPTIONS VALUES AT DECEMBER 31, 1996

                                                                                           VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED      IN-THE-MONEY
                                                                     OPTIONS AT DECEMBER        OPTIONS AT
                                                                          31, 1996         DECEMBER 31, 1996(1)
                                                                    ---------------------  --------------------
                                   SHARES ACQUIRED                      EXERCISABLE/           EXERCISABLE/
NAME                                 ON EXERCISE    VALUE REALIZED      UNEXERCISABLE         UNEXERCISABLE
---------------------------------  ---------------  --------------  ---------------------  --------------------
Bernard Kalish...................       --               --             10,000/15,000      $          0/0
Sidney L. Port...................       --               --                  --                  --
Peter G. Smith...................       --               --             7,500/10,000                  0/0
Hugh Allen.......................       --               --              2,500/5,000                  0/0
Jerome Shaffer...................       --               --              5,000/6,000                  0/0

------------------------

(1) Based on the closing price of the Company's Common Stock as reported on the NASDAQ National Market System on December 31, 1996.

EMPLOYMENT CONTRACTS

Mr. Kalish is employed under a contract expiring in 2001 pursuant to which he will receive a minimum salary of $348,234 for 1997. The contract is automatically renewable for one year terms unless a one year notice is given. The contract provides for salary increases from time to time and for salary continuation during incapacity and for two years after death.

Under the terms of a salary continuation agreement, in the event of Mr. Port's death while employed by the Company, the Company will continue his salary for two years thereafter.

Mr. Smith is employed under a contract pursuant to which he will receive a minimum salary of $295,297 for 1997. Upon the expiration of two years prior written notice, the contract is cancelable by either party. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

Mr. Allen is employed under a contract pursuant to which he will receive a minimum salary of $222,398 for 1997. Upon the expiration of two years prior written notice, the contract is cancelable by either party. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

Mr. Shaffer is employed under a contract expiring in 1999 pursuant to which he will receive a minimum salary of $208,663 for 1997. The contract is automatically renewable for one year terms unless a one year notice is given. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Report of the Compensation Committee of the Board of Directors and the following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE
AS TO COMPENSATION MATTERS

OVERVIEW

The objectives of the Compensation Committee in establishing executive compensation are to provide compensation that will both attract and retain superior talent and align the interests of the Company's executive officers with the financial success of the Company. The criteria used to determine the compensation of the Chief Executive Officer are also used in determining compensation for the other executive officers.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options) and various benefits, including medical and profit sharing plans, generally available to employees of the Company.

    BASE SALARY. Base salary for the executive officers was set pursuant to employment agreements described elsewhere in this proxy statement. In setting these compensation levels, the Board of Directors considered a variety of factors, including competitive market levels, levels of responsibility as well as the unique abilities and individual experience and performance of each officer. In addition, certain of the employment agreements provide for discretionary increases in base salary. Generally, these salary increases are determined annually and correspond to increases in the consumer price index.

    INCENTIVE COMPENSATION PROGRAM. In 1995 the Board of Directors adopted the Lawson Products, Inc. Annual Incentive Compensation Program (the "Program"). Under the Program, the Compensation Committee establishes annual corporate, team and individual target performance levels for each of the participating employees (which will include each of the Named Executive Officers). Each participant will then be granted an annual incentive award based upon the market median base salary for that participant's position and the degree to which the participant's predetermined targets were accomplished during the year. No amounts were awarded under the Program to the executive officers in 1996.

    STOCK OPTION PROGRAM. The Company's long-term incentive based compensation program is achieved principally through the Lawson Products, Inc. Incentive Stock Plan under which stock options (both nonqualified and incentive), stock appreciation rights, stock purchase agreements and stock awards may be issued to officers and key employees. The objectives of the Plan are to align executive and stockholder long-term interests by creating a link between executive compensation and stockholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the Company's plan, the Incentive Stock Committee determines the identity of recipients and the amount of benefits to be received by each recipient. Generally, options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and have ten year terms. See "Options Granted During 1996".

    OTHER BENEFITS. The Company maintains an Executive Deferral Plan and also provides a variety of other benefits including a Profit Sharing Plan, which are generally available to Company employees.

                                          James T. Brophy
                                          Robert G. Rettig
                                          Ronald B. Port, M.D.

STOCK PRICE PERFORMANCE CHART

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Industrial Diversified Index for the five prior fiscal years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             LAWSON PRODUCTS    DOW JONES INDUSTRIAL DIVERSIFIED    DOW JONES EQUITY MARKET INDEX
12/31/91                100.00                             100.00                            100.00
12/31/92                 97.68                             116.37                            108.61
12/31/93                113.99                             142.19                            119.41
12/30/94                104.17                             130.41                            120.33
12/29/95                100.12                             170.78                            166.31
12/31/96                 91.96                             220.96                            205.57

Assumes that the value of the investment in Lawson's Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

APPROVAL OF AMENDED INCENTIVE STOCK PLAN

The Board of Directors recommends approval of a proposed amendment to the Lawson Products, Inc. Incentive Stock Plan, as amended, (the "Plan") to extend the duration of the Plan to December 16, 2006.

The Plan was adopted by the Board of Directors in 1977 and approved by the stockholders in the same year. In 1987, the Plan was amended and restated by the Board of Directors to (a) increase the number of shares of Common Stock reserved under the Plan, (b) to extend the term during which benefits may be granted until December 16, 1996, and (c) amend certain other provisions of the Plan. The Plan, as amended, was approved by the stockholders that same year. The purpose of the Plan is to attract and retain highly qualified persons as officers and key employees of the Company through long-term incentives. The Plan authorizes nonqualified and incentive stock options, granted at not less than fair market value, stock appreciation rights, stock purchase agreements and stock awards. All benefits terminate not more than twelve years after grant. As of March 28, 1997, 659,935 shares were reserved for benefits under the Plan, 300,548 of which were subject to incentive stock options held by 134 employees (including 17 officers). No other types of benefits are outstanding under the Plan. The Plan is administered by the Incentive Stock Committee currently consisting of Sidney
L. Port, James T. Brophy, and Ronald B. Port, M.D., none of whom is eligible to receive benefits under the Plan. At April 14, 1997, the closing price for the Company's Common Stock was $22 3/8.

The Board of Directors has amended the Plan, subject to stockholder approval, to extend the term during which benefits may be granted under the Plan approximately 10 years, to December 16, 2006.

FEDERAL INCOME TAXES

Under existing law and regulations, the grant of stock options (including incentive stock options) and stock appreciation rights, the execution of stock purchase agreements, or the award or sale of stock subject to restrictions and a risk of forfeiture, will not result in income taxable to the employee or provide a deduction to the Company. Furthermore, no income will be realized upon the purchase of stock under a stock purchase agreement. However, generally, exercise of a nonqualified stock option or stock appreciation right, or the lapse of restrictions on transferability (or the termination of a risk of forfeiture) of stock awards, results in income taxable to the employee and the Company is entitled to a corresponding deduction.

Under Section 422A of the Code, there are no tax consequences to the employee or the Company when an incentive stock option is exercised. If the employee holds the stock received on exercise for at least two years from date of grant and one year from date of exercise, any gain realized on the disposition of the stock will be accorded long term capital gains treatment. No business expense deduction is allowed to the Company.

GENERAL

The Plan provides for appropriate adjustments in the event of stock splits and similar transactions. Benefits are generally not transferable except at death. No benefit may be granted under the Plan after December 16, 2006. Except for the $100,000 limitation on the value of incentive stock options that may become exercisable in any year and a restriction against granting benefits to any employee beneficially owning more than 10% of the outstanding shares of Common Stock of the Company, the Plan does not limit the benefits issuable to any employee or the number of employees who may participate, and additional benefits may be granted to previous recipients of benefits to provide new incentives and reflect increased responsibilities.

Approval of the amended Plan requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE INCENTIVE STOCK PLAN.

STOCKHOLDER PROPOSAL REGARDING THE SALE OR MERGER OF THE COMPANY

The Company has been advised that William Steiner, 4 Redcliff Drive, Great Neck, NY, 11024, who holds 900 shares of Common Stock, intends to submit the following proposal at the Annual Meeting:

    RESOLVED: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternative (sic) should include, but not be limited to, the possible sale, merger or other transaction involving the Company.

                              SUPPORTING STATEMENT

In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

I am the founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies has stated:

       "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet the goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

       If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management -- and themselves -- to a higher standard."

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

THE BOARD OF DIRECTORS OPPOSES THE FOREGOING PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL FOR THE FOLLOWING REASONS:

The Board regularly seeks to maximize stockholder value through internal growth, improved efficiencies, expansion and better penetration of markets, and acquisitions and alliances which are complementary to the Company's business. Thus, the Board believes that adoption of Mr. Steiner's proposal is not necessary, will be a waste of stockholder resources and could seriously prejudice the stockholders' financial interests.

In the past several years, the Company extended its international business by expanding into England (1991) and Mexico (1994). International sales grew 24.7% in 1996. The Company's specialized subsidiaries, Drummond American and Cronatron Welding Systems are experiencing strong growth and are contributing increasingly to profits. Assembly Component Systems, Lawson's first venture into manufacturing and distribution of production parts, was acquired during 1996 and is also contributing to revenues and profits. In late 1995, Lawson instituted a new merchandising program to improve new sales agent hiring and retention. To date, results are positive.

Despite competitive pressures, costs of expansion, and relocation of facilities, net income has remained strong and has grown in three out of the last five years. Net income increased 18% to $18.1 million in 1993; 13% to $20.5 million in 1994; and 3% to $21.1 million in 1995. In 1996, net income declined to $20,000,000, principally as a result of investments in the new agent retention program discussed above. Overall, net income totaled $95,000,000 for the five years ending December 31, 1996.

Throughout that period, Lawson has delivered consistent profitability ranging from 8% to 9.6% of net sales, with return on equity ranging from 12.3% to 16.9%. The Board feels that the Company's stock is undervalued. Accordingly, on September 24, 1996, the Board authorized the repurchase of up to 1,000,000 shares of the Company's Common Stock.

The Board views Mr. Steiner's proposal as constituting an unjustified attempt to exert a controlling influence over the management of the Company in order to force a sale of the Company so he can earn a short term, windfall profit. The Board believes that the "fire sale" atmosphere that could be created if the proposal is approved would be disadvantageous to the Company and its stockholders now and at any time in the future in connection with any significant transaction involving the Company.

The Board also believes that an atmosphere of that nature could severely damage the Company's relationships with its many customers and sales agents, as well as its employees. Such occurrences could have an adverse impact on the Company's ability to effectively compete in the short and long term, leading to a possible decline in revenues and a corresponding decline in stockholder value.

The Board notes Mr. Steiner's statement that he owns 900 shares of Lawson's stock. As of March 1, 1997, that holding represents the equivalent of .008% of the outstanding shares, worth $19,800. As of March 1, 1997, the Directors, in the aggregate, own 3,502,880 shares, the equivalent of 31.45% of the Company's outstanding shares, worth $77,063,000.

The Board of Directors believes it can function most effectively when strategic planning is conducted confidentially. The Board intends to continue its practice of diligently evaluating and pursuing alternatives to enhance stockholder value.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting is required for approval of the stockholder proposal. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

INDEPENDENT AUDITORS

The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS

A stockholder proposal to be presented at the 1998 annual meeting must be received at the Company's executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, by no later than December 26, 1997, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

OTHER MATTERS

The Board of Directors knows of no other matters which may be presented for action at the meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

                                          By Order of the Board of Directors
                                          Robert J. Washlow
                                          SECRETARY

April 25, 1997

                                                                    EXHIBIT A

                                LAWSON PRODUCTS, INC.
                           INCENTIVE STOCK PLAN, AS AMENDED

1. PURPOSE. The Lawson Products, Inc. Incentive Stock Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and key employees of Lawson Products, Inc. (the "Company") and its subsidiaries, by providing them opportunities to acquire Common Stock of the Company ("Common Stock") or monetary or stock payments based on the increased value of such shares pursuant to the benefit described herein.

2. ADMINISTRATION. The Plan will be administered by the Incentive Stock Committee (the "Committee") of the Board of Directors of the Company, consisting of such three or more Directors as the Board may designate from time to time, all of whom shall be Directors, not then eligible to receive Benefits under the Plan.

3.  PARTICIPANTS.  Participants will consist of such key employees
(including officers) of the Company or its subsidiaries as the Committee in its sole discretion determines to be mainly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan; provided, however, that any employee who owns beneficially more than ten percent of the outstanding Common Stock of the Company shall not be eligible to be a participant in the Plan; and provided further that the aggregate fair market value (determined as of the time the option is granted) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year, or as granted to any other participant in any year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits. Any determination by the Committee of the type, amount and terms of a participant's Benefits shall in all cases be subject to the approval of the Board of Directors.

4. TYPES OF BENEFITS. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options; (b) Stock Appreciation Rights; (c) Stock Purchase Agreements; and (d) Stock Awards, all as described below.

5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of 659,935* shares of Common Stock, which may be authorized but unissued or treasury shares. Any shares subject to Stock Options, Stock Appreciation Rights, or Stock Purchase Agreements or issued under such options, rights or agreements or as Stock Awards may thereafter be subject to new options, rights, agreements or awards under this Plan if there is a lapse, expiration or termination of any such options, rights or agreements prior to issuance of the shares or if shares are issued under such options, rights or agreements, or as such awards, and thereafter are reacquired by Company without consideration pursuant to rights reserved by the Company upon issuance thereof.

6. STOCK OPTIONS. Stock Options will consist of options to purchase shares of Common Stock at purchase prices not less than 100% of the fair market value of the Common Stock on the date the option is granted. All options may, but need not, be "incentive stock options" under Section 422A of the Internal Revenue Code. All options will be exercisable not earlier than six months and not later than twelve years after the date they are granted. Options will terminate immediately upon termination of employment for any reason other than death, disability or retirement, except that options granted on or before May 27, 1987, will terminate not later than three months after termination of employment for any reason other than death. All options will terminate not later than twelve months after termination of employment because of disability or retirement. Leaves of absence for military service, illness, and transfers of employment between the Company and any subsidiary thereof shall not constitute termination of employment. Options may provide that they may be exercised by payment of the purchase price in cash and/or by surrendering or delivering to the Company shares of Common Stock of the Company equal in value (based upon their fair market value on the date of surrender or delivery) to such purchase price, or the portion thereof so paid.

7. STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant a Stock Appreciation Right to the holder of any Stock Option granted hereunder. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

     (a) A Stock Appreciation Right relating to a Stock Option granted hereunder may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration;

     (b) Each Stock Appreciation Right will entitle the holder to receive, in lieu of exercising the option to which it relates, an amount (in cash or in Common Stock, or a combination thereof, all in the sole discretion

----------------------
*at March 28, 1997.

     of the Committee) up to 100% (or such lesser percentage as determined by the Committee) of the excess of

          (i) the fair market value per share of the Company's Common Stock on the date of exercise of such right, multiplied by the number of shares with respect to which the right is being exercised, over

          (ii) the aggregate option price for such number of shares.

     (c) Each stock Appreciation Right will be exercisable at the time and to the extent the option to which it relates is exercisable, excepting that no Stock Appreciation Right may be exercisable during the first six months after the date of its grant. No Stock Appreciation Right will entitle the holder to receive, upon exercise thereof, more than 50% of the aggregate option price of the option (or portion thereof) to which the right being exercised relates. The total number of shares which may be received upon exercise of any Stock Appreciation Right shall not exceed the number of shares subject to the related option.

     (d) Upon exercise of a Stock Appreciation Right, the option (or portion thereof) with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable.

     (e) Exercise of a Stock Appreciation Right will reduce the number of shares purchasable pursuant to the related option (and available under the Plan) to the extent of the number of shares with respect to which the right is exercised, whether or not any portion of the payment made upon exercise of such right is made in Common Stock of the Company.

8. STOCK PURCHASE AGREEMENTS. Stock Purchase Agreements will consist of agreements for the sale of Common Stock by the Company to a participant at a later date at such prices (not less than 100% of the fair market value of the Common Stock on the date the agreement is entered into) and on such terms and conditions as the Committee deems appropriate, provided that (i) the shares subject to purchase shall not be transferred to the participant (and the participant will have no rights of ownership therein) until the price provided in the Stock Purchase Agreement has been paid in full; and (ii) such price shall be so paid not later than ten years after the date of the Stock Purchase Agreement. Stock Purchase Agreements need not require the participant to deposit collateral or to pay amounts equivalent to interest on the price of the shares subject to purchase.

9. STOCK AWARDS. Stock Awards will consist of Common Stock transferred to participants at such prices less than fair market value (or without other payment therefor) as additional compensation for services to the Company and its subsidiaries. Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares upon termination of the participant's employment within specified periods.

10.  ADJUSTMENTS PROVISIONS.

     (a) If the Company shall at anytime change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Benefit shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Benefit shall not be changed.

     (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization in which the Company is a continuing corporation upon such terms and conditions as it may deem appropriate.

     (c) In the case of any merger, consolidation or combination of the Company with or into another corporation, other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "acquisition"):

          (i) any participant to whom a Stock Option has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitation applicable to such option) thereafter and during the term of such option, to receive upon exercise thereof the acquisition consideration receivable upon such acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of such option or portion thereof, as the case may be, immediately prior to such acquisition;

          (ii) any participant to whom a Stock Appreciation Right has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitation applicable to such right) thereafter and during the term of such right to receive upon exercise thereof the difference between the aggregate "value" on the applicable date (as set forth in such right) of the acquisition consideration receivable upon such acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of the option related thereto or any portion thereof, as the case may be, immediately prior to such acquisition and the aggregate option price of such option;

          (iii) any participant who has entered into a Stock Purchase Agreement under the Plan shall have the right and obligation (subject to the provisions of the Plan and any limitations applicable to such agreement) thereafter and during the term of such agreement, to purchase the acquisition consideration receivable by a holder of the number of shares of Common Stock which would have been purchased had such agreement been consummated immediately prior to such acquisition.

11. NONTRANSFERABILITY. Each Benefit granted under the Plan to an employee shall not be transferable by him otherwise than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him. In the event of the death of a participant during employment (or within three months thereafter for a Benefit granted on or before May 27,
1987), each Benefit theretofore granted to him shall be exercisable only within one year after his death (but not beyond the stated duration of the Benefit) and then only:

     (a) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Benefit shall pass by will or the laws of descent and distribution; and

     (b) To the extent that the deceased participant was entitled to do so at the date of his death.

12. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Stock under Stock Options or Stock Purchase Agreements, provisions to assist the participant in financing the acquisition of Common Stock, provisions for prepayment at the participant's election of the purchase price of Common Stock under Stock Purchase Agreements, restrictions on resale or other disposition, provisions to comply with federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

13. RULES. The Committee may establish such rules and regulations as it considers desirable for the administration of the Plan.

14. MANNER OF ACTION BY COMMITTEE. A majority of the members of the Committee qualified to act on a question may act by meeting or by writing signed without meeting and may execute, or delegate to one of its members authority to execute, any instrument or document required. The Committee may delegate the performance of ministerial functions in connection with the Plan to such person or persons as the Committee may select. The costs of administration of the Plan will be paid by the Company.

15. TAXES. The Company shall be entitled if necessary or desirable to pay or withhold the amount of any tax attributable to any amounts payable under the Plan after giving the person entitled to receive such amount notice as far in advance as practicable, and the Company may defer making payment as to any Benefit if any such tax, charge or assessment may be pending until indemnified to its satisfaction. When a participant is required to pay to the Company an amount required to be withheld under applicable tax laws in connection with exercises of options or other Benefits, the Committee may, in its discretion and subject to such rules as it may adopt, permit the participant to satisfy the obligation, in whole or in part, by electing to have the Company withhold shares of Common Stock having a fair market value equal to the amount required to be withheld. The election must be made on or before the date that the amount of tax to be withheld is determined.

16. TENURE. A participant's rights, if any, to continue to serve the Company and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his designation as a participant under the Plan.

17. DURATION, AMENDMENT AND TERMINATION. No Benefit shall be granted more than ten years after December 16, 1996; provided, however, that the terms and conditions applicable to any Benefit granted within such period may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, or under any other present or future plan of the Company, Stock Options or other Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously granted such participant under this Plan, or any benefit previously or hereafter granted to him under any other present or future plan of the Company. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (i) increase the total number of shares which may be issued under the Plan or increase the amount or type of Benefits that may be granted under the Plan; (ii) change the minimum purchase price, if any, of Common Stock which may be made subject to Benefits under the Plan; or (iii) modify the requirements as to eligibility for Benefits under the Plan.
                                     A-6

LAWSON PRODUCTS, INC.                                                     PROXY

-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MAY 28, 1997.

The undersigned hereby makes, constitutes and appoints Sidney L. Port and Bernard Kalish, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc., to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on May 28, 1997, at 10:00 A.M. (Local Time), or any adjournment thereof.

THE WITHHOLDING OF AUTHORITY TO VOTE FOR ANY NOMINEE WILL ALLOW THE PROXIES TO DISTRIBUTE, IN THEIR DISCRETION, THE WITHHELD VOTES EQUALLY OR UNEQUALLY TO OR AMONG THE REMAINING NOMINEES. THE NOMINATION OF ANY ADDITIONAL PERSON OR PERSONS BY ANY STOCKHOLDER WILL ALLOW THE PROXIES TO DISTRIBUTE, IN THEIR DISCRETION, VOTES IN RESPECT OF ALL PROXIES THEY HOLD EQUALLY OR UNEQUALLY TO OR AMONG THE BOARD OF DIRECTORS' NOMINEES.


     ---------------------------------------------------------------------

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                            __
/ X / PLEASE MARK YOUR     |
      VOTE(S) AS IN                                                   |__ 5302
      THIS EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
    BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW, FOR THE PROPOSED AMENDMENT TO THE INCENTIVE STOCK PLAN, AND AGAINST THE STOCKHOLDER PROPOSAL CONCERNING THE SALE OR MERGER OF THE COMPANY.

-------------------------------------------------------------------------------
                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                 PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.
-------------------------------------------------------------------------------

                                                        WITHHOLD AUTHORITY
                                  FOR ALL THE          TO VOTE FOR ALL THE
                              NOMINEES LISTED ABOVE    NOMINEES LISTED ABOVE:
1. ELECTION OF DIRECTORS:
   Nominees:                          /   /                    /   /

   James T. Brophy,                                   (Instruction: To withhold
   Hugh Allen and                                     authority to vote for any
   Jerome Shaffer                                     individual nominee, mark
                                                      the "FOR" box and write
                                                      the name of each such
                                                      nominee in the space
                                                      provided below.)

---------------------------------------------------

                                                FOR      AGAINST     ABSTAIN
2. Proposed Amendment to the Incentive
   Stock Plan.                                 /  /       /  /        /  /

3. Stockholder proposal concerning            /  /       /  /        /  /
   the sale or merger of the Company.

4. In their discretion on any other
   matter that may properly come before
   the meeting or any adjournment thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE, "FOR" THE AMENDMENT TO THE INCENTIVE STOCK PLAN, AND "AGAINST" THE STOCKHOLDER PROPOSAL.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virture hereof.





(Owner's Signature-Sign exactly as name appears hereon.)______________________
(SEAL),_________________________________(SEAL) DATED:____________________, 1997

NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Attorneys, executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.